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                                                                    EXHIBIT 12.2


THE PNC FINANCIAL SERVICES GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                                                       Year ended December 31
                                               Six months ended   ------------------------------------------------------------------
Dollars in millions                               June 30, 2000         1999          1998         1997          1996          1995
---------------------------------------------------------------   -----------   -----------   ---------     ---------    -----------
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                       $955        $1,891        $1,710       $1,618        $1,527          $627
Fixed charges and preferred stock dividends
   excluding interest on deposits                          700         1,265         1,395        1,201         1,106         1,492
                                                ---------------   -----------   -----------   ----------    ----------   -----------
     Subtotal                                            1,655         3,156         3,105        2,819         2,633         2,119
Interest on deposits                                       766         1,369         1,471        1,457         1,428         1,552
                                                ---------------   -----------   -----------   ----------    ----------   -----------
     Total                                              $2,421        $4,525        $4,576       $4,276        $4,061        $3,671
                                                ===============   ===========   ===========   ==========    ==========   ===========

FIXED CHARGES
Interest on borrowed funds                                $626        $1,119        $1,268       $1,098        $1,065        $1,454
Interest component of rentals                               26            50            37           29            31            32
Amortization of notes and debentures                                       1             1            1             1             1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                          33            65            60           43             1
Preferred stock dividend requirements                       15            30            29           30             8             5
                                                ---------------   -----------   -----------   ----------    ----------   -----------
    Subtotal                                               700         1,265         1,395        1,201         1,106         1,492
Interest on deposits                                       766         1,369         1,471        1,457         1,428         1,552
                                                ---------------   -----------   -----------   ----------    ----------   -----------
    Total                                               $1,466        $2,634        $2,866       $2,658        $2,534        $3,044
                                                ===============   ===========   ===========   ==========    ==========   ===========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                            2.36x         2.49x         2.23x        2.35x         2.38x         1.42x
Including interest on deposits                            1.65          1.72          1.60         1.61          1.60          1.21
====================================================================================================================================
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